                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        Norfolk Southern Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------
Notes:

LOGO

-------------------------------------------------------------------------------

NOTICE AND PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

NORFOLK SOUTHERN CORPORATION
THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON
THURSDAY, MAY 14, 1998

-------------------------------------------------------------------------------

  The Annual Meeting of Stockholders of Norfolk Southern Corporation will be held at the Conference Center, Williamsburg Lodge, South England Street, Williamsburg, Virginia, on Thursday, May 14, 1998, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

     1.Election of three directors to the class whose term will expire in 2001 and one director to the class whose term will expire in 1999.

     2.Ratification of the appointment of independent public accountants as auditors.

     3.Transaction of such other business as properly may come before the meeting.

  Stockholders of record at the close of business on March 6, 1998, will be entitled to vote at such meeting.

                                              By order of the Board of
                                              Directors,
                                                 DEZORA M. MARTIN,
                                                 Corporate Secretary.

Dated: April 1, 1998

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

                         Norfolk Southern Corporation
                            Three Commercial Place
                         Norfolk, Virginia 23510-2191

                                                                  April 1, 1998

                                PROXY STATEMENT

  This statement and the accompanying proxy will be mailed to stockholders of Norfolk Southern Corporation on or about April 1, 1998. The Corporation's Annual Report for 1997 was mailed under separate cover beginning March 12, 1998. The proxy is solicited by the Board of Directors of the Corporation for use at the Annual Meeting of Stockholders to be held May 14, 1998. The cost of soliciting proxies will be paid by the Corporation, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for their reasonable expenses in forwarding proxy material to beneficial owners. In addition to solicitation by mail, officers and regular employees of the Corporation may solicit proxies by telephone, telegram or personal interview at no additional compensation.

  Policies are in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $20,500 to assist in soliciting proxies directly or through others and to tabulate all proxies and ballots cast at the Annual Meeting, is contractually bound to maintain the confidentiality of the voting process. Each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially. Members of the Board of Directors and employees of the Corporation do not have access to the proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on the proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

  If the enclosed proxy is properly signed and returned to The Bank of New York, the shares represented thereby will be voted in accordance with its terms. Any stockholder who has executed and returned a proxy and for any reason wishes to revoke it may do so at any time before the proxy is voted by giving prior notice of revocation in any manner to the Corporation, or by executing and delivering a subsequent proxy or by attending the meeting and voting in person.

  The record date for stockholders entitled to vote at the Annual Meeting is March 6, 1998. As of February 28, 1998, the Corporation had issued and outstanding 399,762,336 shares of Common Stock, of which 378,004,434 shares were entitled to one vote per share.

                             ELECTION OF DIRECTORS

  The terms of L. E. Coleman, T. Marshall Hahn, Jr., Landon Hilliard and Jane Margaret O'Brien expire at the Annual Meeting on May 14, 1998.

  Mr. E. B. Leisenring, Jr., a member of the class containing three directors whose term will expire in 1999, will retire effective the date of the Annual Meeting under the Corporation's retirement policy for directors. Accordingly, at its meeting held on January 27, 1998, the Board of Directors amended the Bylaws to decrease the number of directors from eleven to ten, effective the date of the Annual Meeting.

  Unless otherwise instructed on the enclosed proxy, such proxy will be voted in favor of the reelection of Ms. O'Brien and of Messrs. Coleman and Hilliard to serve in the class whose term will expire in 2001, and in favor of the reelection of Mr. Hahn to serve in the class whose term will expire in 1999, the year he will retire under the Corporation's retirement policy for directors. The election of Mr. Hahn to be the third director in that class will result in each class containing as nearly as possible one third of the total number of directors. If any nominee becomes unable to serve, an event that is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the total number of directors will be reduced.

  Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Votes that are withheld or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy, are not "cast" for this purpose.

  The following information relates to the nominees and the directors whose terms of office will continue after the stockholders' meeting. There are no family relationships among any of the nominees or directors--or among any of the nominees or directors and any officer--nor is there any arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

NOMINEE
(FOR TERM EXPIRING IN 1999)


LOGO
                     Mr. Hahn, 71, Atlanta, Ga., has been a director since 1985. He has been Honorary Chairman of the Board of
T. Marshall Hahn, Jr.Georgia-Pacific Corporation, a manufacturer and distributor of building products, pulp and paper products and chemicals, since December 1993, having previously become Chairman of the Board in May 1993, and having served prior thereto as Chairman of the Board and Chief Executive Officer.

-------------------------------------------------------------------------------

NOMINEES
(FOR TERM EXPIRING IN 2001)


                     Mr. Coleman, 67, Grantham, N.H., has been a director
LOGO                 since 1982. Now pursuing graduate studies at Dartmouth
L. E. Coleman        College, he was Chairman of The Lubrizol Corporation, a
                     diversified specialty chemical company, until his retirement in 1996, having served prior thereto as Chairman and Chief Executive Officer. He is also a director of The Lubrizol Corporation and Harris
                     Corporation.

--------------------------------------------------------------------------------

                     Mr. Hilliard, 58, New York, N.Y., has been a director
LOGO                 since 1992. He has been a partner in Brown Brothers
Landon Hilliard      Harriman & Co., a private bank in New York City, since
                     January 1979. He is also a director of Owens-Corning
                     Corporation.


--------------------------------------------------------------------------------
                     (See information under the "Certain Relationships and Related Transactions" caption on page 10.)


                     Ms. O'Brien, 44, St. Mary's City, Md., has been a
LOGO                 director since 1994. She has been President of St. Mary's
Jane Margaret O'BrienCollege since 1996, having served prior thereto as
                     President of Hollins College, Roanoke, Va. She is also a director of Landmark Communications, Inc.

--------------------------------------------------------------------------------

DIRECTORS WHOSE TERM EXPIRES IN 1999


LOGO                 Mr. Baliles, 57, Richmond, Va., has been a director since
                     1990. He has been a partner in the law firm of Hunton &
Gerald L. Baliles    Williams, a business law firm with offices in several
                     major U. S. cities and international offices in Brussels, Belgium, Warsaw, Poland, and Hong Kong, since 1990. He is also a director of Newport News Shipbuilding Inc.

                     (See information under the "Certain Relationships and Related Transactions" caption on page 10.)

--------------------------------------------------------------------------------

                     Mr. Carter, 58, Alexandria, Va., has been a director
LOGO                 since 1992. He has been Executive Director of the
Gene R. Carter       Association for Supervision and Curriculum Development,
                     among the world's largest international education associations, since July 1992, having served prior thereto as Superintendent of Schools in Norfolk, Va.

--------------------------------------------------------------------------------

DIRECTORS WHOSE TERM EXPIRES IN 2000


                     Mr. Campbell, 57, Georgetown, S.C., and Alexandria, Va.,
LOGO has been a director since 1996. He has been President and Chief Executive Officer of American Council of Life Insurance, a trade association for the life insurance industry, since 1995, having served prior thereto as Governor of South Carolina. He is also a director of AVX Corporation, Fluor Corporation and Wackenhut Corporation.
Carroll A. Campbell, Jr.

--------------------------------------------------------------------------------


LOGO                 Mr. Goode, 57, Norfolk, Va., has been a director since
                     1992. He has been Chairman, President and Chief Executive
David R. Goode       Officer of the Corporation since September 1992, having
                     served prior thereto as President. He is also a director of Aeroquip-Vickers, Inc. (formerly, TRINOVA
                     Corporation), Caterpillar, Inc., Georgia-Pacific
                     Corporation and Texas Instruments Incorporated.

--------------------------------------------------------------------------------


LOGO
                     Mr. McKinnon, 70, Norfolk, Va., has been a director since
Arnold B. McKinnon   1986. He was Chairman and Chief Executive Officer of
                     Norfolk Southern Corporation until his retirement in 1992, having served prior thereto as Chairman, President and Chief Executive Officer.

--------------------------------------------------------------------------------

                     Mr. Pote, 51, New York, N.Y., has been a director since 1988. He has been a partner of The Beacon Group, a private investment partnership, since April 1993, having served prior thereto as President of PBS Properties, Inc.

                     (See information under the "Certain Relationships and Related Transactions" caption on page 11.)
LOGO
Harold W. Pote

-------------------------------------------------------------------------------

                         BENEFICIAL OWNERSHIP OF STOCK

  The following table sets forth as of February 14, 1998, information concerning the only person or group known to the Corporation to be the beneficial owner of more than five percent of the Corporation's Common Stock, its only class of voting securities.

 TITLE        NAME AND ADDRESS OF             AMOUNT AND NATURE            PERCENT
OF CLASS        BENEFICIAL OWNER           OF BENEFICIAL OWNERSHIP         OF CLASS
--------      -------------------          -----------------------         --------
Common        FMR Corp.                      25,018,258; see                6.63%
Stock         82 Devonshire Street           following paragraph
              Boston, MA 02109

  Based upon information in its Schedule 13G filed with the Securities and Exchange Commission on February 14, 1998, FMR Corp. and certain of its subsidiaries ("FMR") beneficially own 6.63% of the Corporation's Common Stock; FMR has sole voting power with respect to 2,347,458 such shares, and the Boards of Trustees of the investment companies for which FMR acts as investment advisor have sole voting power with respect to all the remaining shares.

  The following table sets forth as of February 28, 1998, the beneficial ownership of the Corporation's Common Stock, adjusted to reflect the three-for-one stock split that was effective in September of 1997, by each director (including the Chief Executive Officer) and nominee, each of the other four most highly compensated executive officers and all executive officers and directors of the Corporation as a group. Each individual and all executive officers and directors as a group own less than 1% of the total outstanding shares of the Corporation's Common Stock and, unless otherwise indicated, all shares are held with sole voting and investment powers, and no director or executive officer beneficially owns any equity securities of the Corporation or its subsidiaries other than the Corporation's Common Stock.

                         SHARES OF
NAME                    COMMON STOCK
----                    ------------
Gerald L. Baliles            8,191/1/,/2/
Carroll A. Campbell,
 Jr.                         5,129/1/,/2/
Gene R. Carter               8,909/1/,/2/
L. E. Coleman               19,540/1/,/2/,/3/
David R. Goode           1,013,869/4/
T. Marshall Hahn, Jr.       16,324/1/,/2/
Landon Hilliard             11,759/1/,/2/
E. B. Leisenring, Jr.       39,745/1/,/2/,/5/

                                                 SHARES OF
                          NAME                  COMMON STOCK
                          ----                  ------------
                         Arnold B. McKinnon       614,118/1/,/2/
                         Jane Margaret O'Brien      6,786/1/,/2/
                         Harold W. Pote             8,941/1/,/2/
                         R. Alan Brogan           356,746/6/
                         L. I. Prillaman          272,679/7/
                         Stephen C. Tobias        264,934/8/
                         Henry C. Wolf            288,460/9/

41 Executive Officers and Directors as a group (including the
 persons named above)/1//0/                                    5,647,259/1//1/

--------

  /1/Includes a one-time grant of 3,000 shares to non-employee directors on January 1, 1994, or when first elected to the Board thereafter, pursuant to the Directors' Restricted Stock Plan and over which shares the director possesses voting power but has no investment power until the shares are distributed (see information under the "Board of Directors" caption on page
8).
  /2/Includes (a) the 1996, 1997 and 1998 grants of Stock Units (one such Stock Unit is equal in value to one share of Common Stock) to each non-employee director and (b) the one-time crediting of Stock Units representing the actuarially determined present value of the retirement benefit that all non-employee directors serving on the date of the 1996 Annual Meeting of Stockholders agreed to forego, effective June 1, 1996. Stock Units are credited to a separate memorandum account for each director and are administered in accordance with the Corporation's Outside Directors' Deferred Stock Unit Program (see information under the "Board of Directors" caption on page 8). As of February 28, 1998, the number of Stock Units in each director's account was as follows: Mr. Baliles, 5,191; Mr. Campbell, 1,764; Mr. Carter, 5,759; Mr. Coleman, 7,204; Mr. Hahn, 9,724; Mr. Hilliard, 5,759;
Mr. Leisenring, 10,330; Mr. McKinnon, 8,832; Ms. O'Brien, 3,786; and Mr. Pote, 4,441.
  /3/Includes 336 shares owned by Mr. Coleman's wife, in which he disclaims beneficial ownership.
  /4/Includes 9,830 shares credited to Mr. Goode's account in the Corporation's Thrift and Investment Plan; 184,950 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Goode possesses voting power but has no investment power until the shares are distributed; 742,593 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Goode has the right to acquire beneficial ownership within 60 days; and 9,141 Deferred Stock Units (one Deferred Stock Unit is equal in value to one share of Common Stock) credited to Mr. Goode pursuant to the Corporation's Long-Term Incentive Plan.
  /5/Includes 15,615 shares owned by Mr. Leisenring's wife, in which he disclaims beneficial ownership.
  /6/Includes 8,249 shares credited to Mr. Brogan's account in the Corporation's Thrift and Investment Plan; 59,310 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Brogan possesses voting power but has no investment power until the shares are distributed; 214,500 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Brogan has the right to acquire beneficial ownership within 60 days; and 2,742 Deferred Stock Units credited to Mr. Brogan pursuant to the Corporation's Long-Term Incentive Plan.
  /7/Includes 18,885 shares credited to Mr. Prillaman's account in the Corporation's Thrift and Investment Plan; 31,767 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Prillaman possesses voting power but has no investment power until the shares are distributed; 165,766 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Prillaman has the right to acquire beneficial ownership within 60 days; and 2,742 Deferred Stock Units credited to Mr. Prillaman pursuant to the Corporation's Long-Term Incentive Plan.
  /8/Includes 11,881 shares credited to Mr. Tobias' account in the Corporation's Thrift and Investment Plan; 38,745 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Tobias possesses voting power but has no investment power until the shares are distributed; 182,868 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Tobias has the right to acquire beneficial ownership within 60 days; and 2,742 Deferred Stock Units credited to Mr. Tobias pursuant to the Corporation's Long-Term Incentive Plan.

  /9/Includes 9,614 shares credited to Mr. Wolf's account in the Corporation's Thrift and Investment Plan; 47,679 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Wolf possesses voting power but has no investment power until the shares are distributed; 200,424 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Wolf has the right to acquire beneficial ownership within 60 days; and 2,742 Deferred Stock Units credited to Mr. Wolf pursuant to the Corporation's Long-Term Incentive Plan.
  /1//0/The spouse of one executive officer owns 70 shares of Norfolk Southern Railway Company Preferred Stock, Series A, in which the officer disclaims beneficial ownership.
  /1//1/Includes 221,568 shares credited to officers' individual accounts under the Corporation's Thrift and Investment Plan. Also includes: 725,306 shares held by the Corporation for officers under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which the individual possesses voting power but has no investment power until the shares are distributed; 3,511,024 shares subject to stock options granted to officers pursuant to the Corporation's Long-Term Incentive Plan, with respect to which the optionee has the right to acquire beneficial ownership within 60 days; and 46,447 Deferred Stock Units credited to officers pursuant to the Corporation's Long-Term Incentive Plan. Also includes 29,158 shares in which officers disclaim beneficial ownership.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and any persons beneficially owning more than 10 percent of a class of the Corporation's stock, to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. For 1997, based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Corporation believes that all required Forms were filed on time.

                              BOARD OF DIRECTORS

  On December 31, 1997, the Board of Directors of the Corporation consisted of eleven members. The Board is divided into three classes, each elected for a term of three years and containing as nearly as possible one third of the total number of directors as required by the Corporation's Restated Articles of Incorporation. The Board met a total of seven times in 1997. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

  Under the Corporation's retirement policy for directors, a director who attains the age of 72 retires effective the date of the next annual meeting unless that director's term of office expires on such date, in which event that director refrains from becoming a candidate for reelection.

COMPENSATION OF DIRECTORS

  Each member of the Board of Directors who is not also an officer of the Corporation received compensation for services during 1997 of $32,000 a year as a retainer and, in addition, a fee of $1,800 for each attendance at a meeting of the Board or of any committee of the Board, plus expenses in connection with attendance at such meetings. Any officer who also serves as a director receives no additional compensation.

  A director may elect to receive all or a portion of compensation on a deferred basis under the Corporation's Directors' Deferred Fee Plan. The amount received on a deferred basis is credited to a separate memorandum account, together with interest on the amount credited to the account at the beginning of each quarter, at a rate for 1994 and later years determined on the basis of the director's age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12%. The total amount so credited (including amounts deferred in prior years and interest earned thereon) is distributed in ten annual installments beginning with the year following the year in which the participant ceases to be a director. The Corporation's commitment to accrue and pay interest on amounts deferred is facilitated by the purchase of corporate-owned life insurance on the lives of directors. If the Board of Directors determines at any time that changes in the law affect the Corporation's ability to recover the cost of providing the benefits payable under the Plan, the Board, in its discretion, may reduce the interest credited on deferrals to a rate not less than one half the rate otherwise provided for in the Plan. In 1997, six directors participated.

  Under the Directors' Restricted Stock Plan, each non-employee director serving onJanuary 1,1994, was awarded a restricted grant of 3,000 shares (after adjusting for the three-for-one stock split in September 1997) of the Corporation's Common Stock (Restricted Shares). Any person who is not and never has been an employee of the Corporation and who is first elected to the Board after January 1, 1994, also will receive a grant of 3,000 Restricted Shares. Restricted Shares are registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends), subject to certain restrictions. The Restricted Shares awarded under this Plan may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the Restricted Shares are granted and
(b) ends on the earlier of (i) the date the director dies or (ii) six months after the director becomes disabled or retires. For purposes of this Plan, a director "retires" when service as a director terminates because (a) the director is ineligible to continue serving under the retirement policy for directors or (b) the director has served for at least two consecutive years, and such termination is (i) due to taking a position with or providing services to a governmental, charitable or educational institution whose policies prohibit continued service as a director or (ii) due to the fact that continued service as a director would be a violation of the law or (iii) not due to that director's voluntary resignation or refusal to stand for reelection.

  At its January 1996 meeting, the Board adopted the Outside Directors' Deferred Stock Unit Program, pursuant to which each outside director was granted 600 Stock Units, effective the date of the 1996 Annual Meeting of Stockholders; each outside director was granted 750 Stock Units effective the date of the 1997 Annual Meeting of Stockholders. (In each such case, the number of Stock Units has been adjusted for the three-for-one stock split in September 1997.) Each outside director also was granted 1,000 Stock Units effective January 27, 1998. Stock Units are credited to a memorandum account maintained in the director's name; it is anticipated that, from time to time, outside directors may be granted additional Stock Units in an amount sufficient to assure that their total annual compensation for services is competitive. Stock Units equal in value to the actuarially determined present value of the terminated pensions of directors serving on June 1, 1996, also were credited to a separate memorandum account for each such director.

  The Stock Units in each memorandum account are credited with dividends as paid on the Common Stock, and the amount so credited is converted into additional Stock Units, including fractions thereof, based on the mean of the high and low trading prices of the Common Stock on the dividend payment date. Upon leaving the Board for any reason, a director will receive in cash (either in a lump sum or in ten annual installments, in accordance with an election made by each director) an amount determined with respect to the mean of the high and low trading prices of the Common Stock. The amount of a lump-sum payment will be determined on the basis of the mean of the high and low trading prices of the Common Stock on the last business day of the month following the director's cessation of service. The amount of installment payments will be determined annually with respect to the mean of the high and low trading prices of the Common Stock on the third business day following the public announcement of earnings in January. During the ten-year period over which installments are paid, Stock Units in the memorandum account at any time that have not been paid in cash will be credited with dividends as paid on the Common Stock.

  In line with its long-standing commitments to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same, the Corporation has instituted the Directors' Charitable Award Program. Each director serving on February 1, 1996, could nominate one or more tax-exempt institutions to receive up to a total of $500,000 (payable in five equal annual installments following the director's death); directors elected after February 1, 1996, are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. Another $500,000 will be paid to the Norfolk Southern Foundation in the director's name. The Program is funded, and its costs are expected to be recovered, through corporate-owned life insurance on the directors. Because the Corporation makes the charitable contributions (and is entitled to the related deduction) and is the owner and the beneficiary of the life insurance policies, directors derive no direct financial benefit from the Program. Moreover, amounts the Foundation receives from insurance proceeds under this Program may reduce what the Corporation otherwise would contribute from general corporate resources to support the Foundation's work.

COMMITTEES

  Each year, not later than its organization meeting, the Board of Directors appoints the Audit Committee, Compensation and Nominating Committee, Executive Committee and Pension Committee.

  The Audit Committee recommends to the Board of Directors the engagement of, and the fee to be paid to, the independent public accountants; reviews with the independent accountants the annual audit plan; receives, reviews and transmits to the Board the annual report and financial statements of the Corporation and its consolidated subsidiaries; and reviews, in consultation with the independent accountants and the Corporation's internal audit staff, as deemed necessary, the

Corporation's accounting policies, conflict of interest policy, internal control systems and financial operations and reporting. This Committee met six times in 1997, and its members are L. E. Coleman, Chairman, Gerald L. Baliles, Gene R. Carter, Landon Hilliard and Harold W. Pote.

  The Compensation and Nominating Committee makes recommendations to the Board of Directors concerning executive compensation; adoption and administration of any management incentive bonus plan, deferred compensation plan or other similar plans of the Corporation; individuals to be elected as officers of the Corporation; and nominees for election to the Board. The Committee will consider Board nominees recommended by stockholders. Recommendations by stockholders must be in writing addressed to the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219, and shall include sufficient background material to enable the Committee to consider fully the qualifications of the individual and any potential conflict of interest or legal restrictions concerning the person's service in the proposed capacity. This Committee met six times in 1997, and its members are
E. B. Leisenring, Jr., Chairman, L. E. Coleman and T. Marshall Hahn, Jr. Stockholders wishing to nominate an individual for election as a director at an annual meeting must comply with specific Bylaw provisions, details of which are available from the Corporate Secretary.

  The Executive Committee is empowered to exercise all the authority of the Board of Directors to the extent permitted by Virginia law when the Board is not in session, including the declaration of a quarterly dividend upon the Common Stock of the Corporation at the rate of the quarterly dividend most recently declared by the Board. All actions taken by the Committee are to be reported to the Board at its meeting next succeeding such action and are subject to revision or alteration by the Board. This Committee met three times in 1997, and its members are Arnold B. McKinnon, Chairman, David R. Goode, T. Marshall Hahn, Jr. and E. B. Leisenring, Jr.

  The Pension Committee makes recommendations to the Board of Directors concerning an annual investment policy for the assets of the Corporation's pension fund and the engagement of, and the fees to be paid to, firms of investment managers to manage designated portions of such assets within the framework of the investment policy; reviews the performance of the investment managers; and receives, reviews and transmits to the Board the annual reports, financial statements and actuarial valuations of the pension plans. This Committee met five times in 1997, and its members are T. Marshall Hahn, Jr., Chairman, Carroll A. Campbell, Jr., E. B. Leisenring, Jr., Jane Margaret O'Brien and Harold W. Pote.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1997, the Corporation paid approximately $265,000 for legal services to the law firm of Hunton & Williams, in which Mr. Baliles is a partner.

  Norfolk Southern maintains various banking relationships with Brown Brothers Harriman & Co. ("Brown Brothers"), in which Mr. Hilliard is a partner, on bases that are consistent with normal financial and banking practices. All transactions are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other banks. Also, Brown Brothers was paid approximately $123,000 in fees for managing a portion of the assets of the Corporation's pension fund in 1997.

  Beacon Group Energy Investment Fund L.P.--affiliated with the Beacon Group in which Mr. Pote is a principal--has purchased MAPCO Coal, Inc. (now known as Alliance Coal Company). Prior to Beacon's acquisition of its interest, Norfolk Southern Railway Company had provided transportation services for MAPCO or Alliance at rates fixed in conformity with law or governmental authority. The Railway continued to provide such services for Alliance in 1997 on those bases, and it expects to do so in succeeding years. Alliance also had entered into various leases with a natural resources subsidiary of the Corporation, generating 1997 rent and royalty income for the subsidiary of slightly more than $3.7 million. The terms and conditions of such leases are not expected to be affected by the acquisition. In the future, the parties (1) may negotiate the terms and conditions of one or more renewals and of new leases and (2) may compete to acquire fee, leasehold or other interests in natural resource properties. Mr. Pote would not participate in the Board's consideration of any such matters.

  Kathryn B. McQuade is Vice President-Internal Audit of the Corporation. Ms. McQuade's spouse is one of approximately 6,250 partners worldwide in KPMG Peat Marwick LLP ("KPMG"), a firm of independent public accountants that has acted as auditors for the Corporation or its subsidiary, Norfolk and Western Railway Company, since 1969. Ms. McQuade's spouse does not participate in, or have access to, KPMG's work for the Corporation. The Corporation paid KPMG approximately $4.8 million for all services rendered during 1997.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation and Nominating Committee during 1997 were Messrs. Leisenring, Coleman and Hahn. There were no reportable business relationships between the Corporation and such individuals.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated executive officers of the Corporation in 1997, for service in all capacities to both the Corporation and its subsidiaries for the fiscal years ending December 31, 1997, 1996 and 1995.

                          SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                     ANNUAL COMPENSATION             COMPENSATION
                              ---------------------------------- ---------------------
                                                                   AWARDS    PAYOUTS
                                                                 ---------- ----------
                                                      OTHER      SECURITIES
                                                     ANNUAL      UNDERLYING    LTIP       ALL OTHER
NAME AND PRINCIPAL            SALARY/1/ BONUS/1/ COMPENSATION/2/ OPTIONS/3/ PAYOUTS/4/ COMPENSATION/5/
   POSITION              YEAR    ($)      ($)          ($)          (#)        ($)           ($)
------------------       ---- --------- -------- --------------- ---------- ---------- ---------------
David R. Goode           1997  850,000  850,000       287,972/6/  120,000   2,472,690      85,304
 Chairman, President and 1996  800,000  800,000     1,615,682     120,000   1,778,687      73,149
 Chief Executive Officer 1995  685,000  616,500     1,349,379     150,000   1,511,034      63,796
R. Alan Brogan           1997  300,000  225,000       143,093      36,000     772,715      51,926
 Executive Vice          1996  285,000  213,750       515,321      36,000     555,770      40,224
 President-Trans. Logis-
  tics                   1995  250,000  187,500       435,548      37,500     472,134      38,416
L. I. Prillaman          1997  320,000  240,000        24,411      36,000     309,086      25,619
 Executive Vice          1996  285,000  173,437       193,314      36,000     222,289      33,793
 President-Marketing     1995  231,250  161,250       153,430      15,000     188,836      17,948
Stephen C. Tobias        1997  400,000  320,000        68,611      36,000     772,715      37,788
 Executive Vice          1996  365,000  273,750       233,858      36,000     222,289      31,391
 President-Operations    1995  305,000  228,750       183,723      37,500     188,836      26,304
Henry C. Wolf            1997  400,000  320,000       130,907/7/   36,000     772,715      40,636
 Executive Vice          1996  365,000  273,750       483,026      36,000     555,770      34,753
 President-Finance       1995  305,000  228,750       188,856      37,500     188,836      29,693

--------

  /1/Includes portion of any salary or bonus award elected to be received on a deferred basis.
  /2/Includes amounts reimbursed for the payment of taxes on personal benefits. Also includes the amount by which the interest accrued on salary and bonuses deferred under the Officers' Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Internal Revenue Code; for 1997, these amounts were: for Mr. Goode, $69,354; Mr. Brogan, $131,247; Mr. Prillaman, $8,898;Mr. Tobias, $44,771; and Mr. Wolf, $48,732. Includes for 1995 and 1996 a tax absorption payment on the "earn-out" of performance shares.
  /3/Options were granted without tandem SARs.
  /4/Represents the value of the "earn-out" pursuant to the performance share feature of the Corporation's Long-Term Incentive Plan for periods ended December 31, 1997, 1996 and 1995 (for 1997, performance shares were earned for achievements in the three-year period 1995-1997; for 1996, for achievements in the three-year period 1994-1996; and for 1995, for achievements in the three-year period 1993-1995).
  /5/Includes for 1997 (i) contributions of $4,750 to the Corporation's 401(k) plan on behalf of Messrs. Goode, Brogan, Tobias and Wolf, and $4,350 on behalf of Mr. Prillaman; and (ii) total premium payments (out-of-pocket cash cost) on "split dollar" life insurance policies for Mr. Goode, $80,554; Mr. Brogan, $47,176; Mr. Prillaman, $21,269; Mr. Tobias, $33,038; and Mr. Wolf, $35,886.
  /6/Includes personal use, as directed by resolution of the Board of Directors, of the Corporation's aircraft valued at approximately $140,500-- calculated on the basis of the aggregate incremental cost of such use to the Corporation.
  /7/Includes a tax absorption payment made under the Long-Term Incentive Plan attributable to the gain realized upon exercise of stock options.

LONG-TERM INCENTIVE PLAN

  The Corporation's Long-Term Incentive Plan, as last approved by stockholders in 1995, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance share units to officers and other key employees of both the Corporation and certain of its subsidiaries. The Compensation and Nominating Committee of the Board of Directors ("Committee") is charged with administration of the Plan and has the sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan.

  STOCK OPTIONS

  The following table sets forth certain information concerning the grant in 1997 of stock options under the Corporation's Long-Term Incentive Plan to each named executive officer:

                    OPTION/SAR* GRANTS IN LAST FISCAL YEAR

                                                                  GRANT DATE
                       INDIVIDUAL GRANTS                            VALUE
----------------------------------------------------------------- ----------
                 NUMBER OF
                 SECURITIES  % OF TOTAL
                 UNDERLYING   OPTIONS                             GRANT DATE
                  OPTIONS    GRANTED TO   EXERCISE OR              PRESENT
                 GRANTED/1/ EMPLOYEES IN BASE PRICE/2/ EXPIRATION  VALUE/3/
NAME                (#)     FISCAL YEAR  ($ PER SHARE)    DATE       ($)
----             ---------- ------------ ------------- ---------- ----------
D. R. Goode       120,000       6.04%       29.4583    02/02/2007  810,000
R. A. Brogan       36,000       1.81%       29.4583    02/02/2007  243,000
L. I. Prillaman    36,000       1.81%       29.4583    02/02/2007  243,000
S. C. Tobias       36,000       1.81%       29.4583    02/02/2007  243,000
H. C. Wolf         36,000       1.81%       29.4583    02/02/2007  243,000

*No SARs were granted in 1997.
--------
  /1/These post-split options were granted as of February 3, 1997, and are exercisable one year after the date of grant. They earn dividend equivalents-- in an amount equal to, and commensurate with, dividends as paid on the Common Stock--which are converted into Deferred Stock Units, the aggregate fair market value of which is payable in cash to the officer on the earliest of (a) the five-year anniversary of the date of option grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); and (c) the officer's death, disability or retirement.
  /2/The exercise price (fair market value on the date of grant) may be paid in cash or in shares of Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at fair market value on the date of exercise.
  /3/In accordance with regulations of the Securities and Exchange Commission, the present value of the option grant on the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, an executive officer may realize upon exercise depends on the stock price on the exercise date; consequently, there is no assurance the amount realized by an executive officer will be at or near the monetary value determined by using this statistical model.

  In the case of Common Stock, the Black-Scholes model used the following
measures and   assumptions:

  (a) a stock volatility factor of 0.1194: Volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1992, through December 31, 1996;

  (b) a dividend yield of 2.92%: yield was determined monthly and averaged over the 60-month period January 1, 1992, through December 31, 1996;

  (c) a 1996 risk-free rate of return of 6.2%: this represents the monthly average 10-year Treasury strip rate during 1996, the year prior to the issuance of these options; and

  (d) that the option will be exercised during its ten-year term.

  The foregoing produces a Black-Scholes factor of 0.229 and a resulting present value of $6.75 for each share of Common Stock subject to the 1997 option grant; that factor and resulting present value have not been adjusted to reflect that options cannot be exercised during the first year of their 10-year term, the payment of dividend equivalents on unexercised options or the conversion of dividend equivalents into Deferred Stock Units.

  The following table sets forth certain information concerning the exercise of options by each named executive officer during 1997 and the number of unexercised options and SARs held by each as of December 31, 1997:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                       NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                         UNEXERCISED OPTIONS/SARS AT     IN-THE-MONEY OPTIONS/SARS
                   SHARES                         FY-END/1/                    AT FY-END/2/
                 ACQUIRED ON   VALUE                 (#)                            ($)
                  EXERCISE   REALIZED  -------------------------------   -------------------------
NAME                 (#)        ($)     EXERCISABLE    UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
----             ----------- --------  -------------------------------   ----------- -------------
D. R. Goode           0          0           637,563             120,000  5,792,766     136,260
R. A. Brogan          0          0           204,597              36,000  2,035,560      40,878
L. I. Prillaman       0          0           139,566              36,000  1,506,900      40,878
S. C. Tobias          0          0           154,641              36,000  1,582,580      40,878
H. C. Wolf        3,000/3/   75,655/3/       169,581              36,000  1,583,560      40,878

--------
  /1/Adjusted for the three-for-one stock split in September 1997.
  /2/Equal to the mean ($30.5938) of the high and low trading prices on the New York Stock Exchange-Composite Transactions of the Common Stock on December 31, 1997, less the exercise prices of the options, multiplied by the number of options.
  /3/Mr. Wolf surrendered 900 shares of stock already owned in full satisfaction of the exercise price of options to acquire 3,000 shares.

  PERFORMANCE SHARE UNITS ("PSUS")

  The following table sets forth certain information concerning the grant in 1997 of PSUs under the Corporation's Long-Term Incentive Plan to each named executive officer. These PSU grants entitle a recipient to "earn out" or receive performance shares at the end of a three-year performance cycle (1997-
1999) based on the Corporation's performance during that three-year period. Under the 1997 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the total number of PSUs granted: (1) three-year average return on average invested capital ("ROAIC"), (2) three-year average NS operating ratio and (3) three-year total return to NS stockholders. A more detailed discussion of these performance criteria can be found in the Compensation and Nominating Committee Report, beginning on page 18.


            LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR
                           (PERFORMANCE SHARE UNITS)

                 NUMBER OF    PERFORMANCE  ESTIMATED FUTURE PAYOUTS UNDER
                  SHARES,       OR OTHER    NON-STOCK PRICE-BASED PLANS
                 UNITS OR     PERIOD UNTIL -------------------------------------
              OTHER RIGHTS/1/  MATURATION  THRESHOLD   TARGET/2/     MAXIMUM
NAME                (#)        OR PAYOUT      (#)         (#)          (#)
----          --------------- ------------ ----------  -----------   -----------
D. R. Goode       75,000       01/01/97-             0       71,625       75,000
                               12/31/99
R. A. Brogan      24,000       01/01/97-             0       22,920       24,000
                               12/31/99
L. I.             24,000       01/01/97-             0       22,920       24,000
 Prillaman                     12/31/99
S. C. Tobias      24,000       01/01/97-             0       22,920       24,000
                               12/31/99
H. C. Wolf        24,000       01/01/97-             0       22,920       24,000
                               12/31/99

--------

  /1/PSUs granted in 1997 reflect the three-for-one stock split in September 1997. "Earn outs" will be satisfied one half in cash and one half in Common Stock, with the stock portion being held by the Corporation for up to 60 months pursuant to a share retention agreement, unless such requirement is waived by the Committee in its sole discretion. Withholding taxes due on the "earn outs" will be withheld from the cash portion.
  /2/The Long-Term Incentive Plan does not provide a performance target for the "earn out" of PSUs; consequently, this column represents 95.5% of the maximum "earn out," which, in accordance with applicable rules of the Securities and Exchange Commission, is based on the percentage of the previous fiscal year's actual "earn out" under the Plan.

PENSION PLANS

  The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under the Corporation's qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 1997 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                              PENSION PLAN TABLE

                                   YEARS OF CREDITABLE SERVICE
                    ---------------------------------------------------------------------------
REMUNERATION           25                   30                    35                     40
------------           --                   --                    --                     --
$  300,000          $ 94,536             $115,691             $  136,845             $  158,000
   400,000           132,036              160,691                189,345                218,000
   500,000           169,536              205,691                241,845                278,000
   600,000           207,036              250,691                294,345                338,000
   700,000           244,536              295,691                346,845                398,000
   800,000           282,036              340,691                399,345                458,000
   900,000           319,536              385,691                451,845                518,000
 1,000,000           357,036              430,691                504,345                578,000
 1,100,000           394,536              475,691                556,845                638,000
 1,200,000           432,036              520,691                609,345                698,000
 1,300,000           469,536              565,691                661,845                758,000
 1,400,000           507,036              610,691                714,345                818,000
 1,500,000           544,536              655,691                766,845                878,000
 1,600,000           582,036              700,691                819,345                938,000
 1,700,000           619,536              745,691                871,845                998,000
 1,800,000           657,036              790,691                924,345              1,058,000
 1,900,000           694,536              835,691                976,845              1,118,000
 2,000,000           732,036              880,691              1,029,345              1,178,000

  Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated consecutive years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

  The respective last five-year average compensation and approximate years of creditable service, as of January 1, 1998, for each executive officer named in the Summary Compensation Table were: Mr. Goode, $1,208,573 and 32 years; Mr. Brogan, $429,622 and 34 years; Mr. Prillaman, $411,763 and 28 years; Mr. Tobias, $510,294 and 28 years; and Mr. Wolf, $498,070 and 25 years.

CHANGE-IN-CONTROL ARRANGEMENTS

  In May 1996, the Compensation and Nominating Committee recommended, and the Board of Directors approved, the Corporation's entering into new change-in-control compensation agreements ("Agreements") with each of the individuals named in the Summary Compensation Table and with certain other key employees. The new Agreements, the terms of which were reviewed by outside counsel, were filed as an exhibit to the Corporation's Report on Form 10-Q for the period ended June 30, 1996, and provide certain economic protections in the event of an involuntary or other specified Termination (each term with an initial capital letter is defined in the new Agreements) of a covered individual during a period of twenty-four months next following a Change in Control of the Corporation. As consideration for these new Agreements and to help encourage management continuity, covered individuals agreed not to engage in Competing Employment for a period of (a) three years, in most cases, from the date they execute a new Agreement and (b) one year from their Termination Date, if they accept benefits payable or provided under the new Agreements.

  These Agreements are terminable by either the Corporation or a covered employee on twenty-four months' notice; however, the term of the prohibition on engaging in Competing Employment is not affected by the new Agreements' being terminated.

  Generally, these Agreements provide for (a) severance compensation payments (not continued employment) equal, in the case of individuals named in the Summary Compensation Table, to three times the sum of their Base Pay and Incentive Pay (most other covered employees are entitled to receive a lower multiple of Base Pay and Incentive Pay); (b) redemption of outstanding Performance Share Units and of outstanding, exercisable options (subject to restrictions, if any, in the case of persons, such as each officer named in the Summary Compensation Table, imposed under Section 16 of the Securities Exchange Act of 1934) and payment of dividend equivalents foregone as a result of the redemption of such options; (c) payment of an amount equal to the present value of the projected value of amounts deferred under the Officers Deferred Compensation Plan; (d) eligibility for certain Benefits (principally medical, insurance and death benefits) for up to three years following Termination; and (e) certain additional service credit under the Corporation's retirement plans (in the case of any board-elected officer, such service credit may not exceed the creditable service that officer would have had upon reaching mandatory retirement age). The Agreements also provide for payment of any Federal excise tax that may be imposed on payments made pursuant to these Agreements.

            COMPENSATION AND NOMINATING COMMITTEE REPORT CONCERNING
              THE 1997 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

  This Report describes Norfolk Southern Corporation's officer compensation strategy, the components of its compensation program and the manner in which 1997 compensation determinations were made for the Corporation's Chairman, President and Chief Executive Officer, David R. Goode, and for the other officers (collectively, including Mr. Goode, referred to as the "Executive Officers") whose 1997 compensation is reported in the Summary Compensation Table of this Proxy Statement.

  The Compensation and Nominating Committee of the Board of Directors ("Committee") is composed entirely of non-employee directors and met six times during 1997. Among other things, the Committee is responsible for: (1) recommending to the Board the salaries of corporate officers and (2) administering the Corporation's Executive Management Incentive Plan, as approved by the stockholders at their May 1995 Annual Meeting, its Management Incentive Plan (applicable to non-officers) and its Long-Term Incentive Plan, as amended and approved by stockholders at theirMay 1995 Annual Meeting, which authorizes, as more particularly described below, awards of stock options and performance share units.

  BASE SALARY: While the Committee believes that a substantial portion of each Executive Officer's total compensation should be "performance-based," the Committee also seeks to assure that the base salaries of Executive Officers are competitive with those earned by individuals in comparable positions.

  Specifically, the Committee compares Mr. Goode's base salary with salaries paid to chief executive officers of other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The base salaries of the other Executive Officers -- as well as all Board-elected officers of the Corporation -- are evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. These data are compiled by the Corporation's Personnel Department and by an outside compensation consultant. The Committee's general intention is to set the base salaries of Executive Officers between the 50th and 75th percentiles of their peers in the respective groups with which they are compared.

  Mr. Goode discusses with the Committee the specific contributions and performance of each of the Executive Officers. Based on such evaluations, comparative salary data and each Executive Officer's length of service in current position, Mr. Goode makes base salary recommendations which are submitted for Committee and Board approval.

  Mr. Goode makes no recommendation concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the Board. As noted, the Committee customarily seeks to set the NS Chairman, President and CEO's base salary between the 50th and 75th percentiles of the base salaries paid to CEOs of other American corporations of comparable revenue size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Mr. Goode's base salary in 1997 approximated the 70th percentile; and the average 1997 base salaries of other Executive Officers approximated the 40th percentile, of the 1997 practices of corporations with comparable revenues.

  For 1997, Mr. Goode's annual base salary was increased by $50,000, or 6.3%. This 1997 increase, not tied to or reflecting application of any specific formula, reflects the Corporation's performance in 1996, including its total operating revenues and record net income, as well as the Board's confidence in Mr. Goode's leadership in general and in the Conrail transaction in particular. The Committee recommended and the Board approved average increases of 9.2% for the other Executive Officers as a group; these increases were based on Mr. Goode's recommendations and the Corporation's 1996 performance.

  EXECUTIVE MANAGEMENT INCENTIVE PLAN ("EMIP"): The Corporation's EMIP is designed and administered to ensure that a significant portion of each Executive Officer's total annual cash compensation is based on the Corporation's annual financial performance. Awards to Executive Officers and to participants in the Corporation's Management Incentive Plan (MIP) are paid from an annual incentive fund equal to a percentage (from 0.75% to 1.5%) of the Corporation's adjusted pretax net income, provided the Corporation's annual return on average invested capital ("ROAIC") equals or exceeds 10%.

  It is the Committee's philosophy that, when the Corporation achieves EMIP goals, the total of the Executive Officers' base salaries and EMIP awards should be competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Executive Officers will receive less (or no) incentive pay.

  Specifically, incentive pay opportunities for Mr. Goode are determined annually by the Committee by comparing Mr. Goode's total annual cash compensation with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. Incentive pay opportunities for the other Executive Officers are determined annually by the Committee based on its review of the annual cash compensation of comparable positions at companies of comparable revenue size, including but not limited to those identified in the Stock Performance Graph.

  Using those criteria, in November of 1996 the Committee set Mr. Goode's maximum 1997 incentive opportunity at 100% of his 1997 base salary, Mr. Tobias' and Mr. Wolf's at 80% of 1997 base salary and the other Executive Officers' at 75% of 1997 base salary. Actual payments, if any, are based on the total amount in the annual incentive fund. For 1997, all the Executive Officers earned EMIP awards, and 303 other key employees earned MIP awards. In light of the Corporation's 1997 performance, the related EMIP payments earned by Mr. Goode and the other Executive Officers were equal to 100% of their respective maximum incentive opportunities. As a consequence, total 1997 cash compensation (1997 salary plus 1997 bonus) earned byMr. Goode and the other Executive Officers approximated the 75th and 65th percentiles, respectively, of total cash compensation (1997 salary plus 1996 bonus) relative to the practices of corporations with comparable revenues.

LONG-TERM INCENTIVE PLAN ("LTIP"): The Committee believes that a substantial component of the Executive Officers' total compensation should be based on and reflect the Corporation's efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This is achieved by making annual grants of stock options and performance share units and through share retention agreements entered into with the Executive Officers. These LTIP arrangements are intended to ensure that the longer-term financial interests of the Executive Officers are directly aligned with those of the Corporation's stockholders and to provide the Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership position in the Corporation.

In determining current LTIP awards, the size of prior grants is analyzed within a current total compensation framework predicated on a review of both the long-term awards and the total compensation (base salary, bonus and long-term awards) of comparable positions in U.S. companies with comparable revenues. The mix of options and performance share units may vary from year to year to reflect an analysis of the relative value of each type of award and other considerations. The number of stock options and performance share units granted in any year is determined so as to place the total compensation of Mr. Goode and the other Executive Officers, when corporate performance warrants, above the 75th percentile of total compensation for their respective peer groups.

At its January 1997 meeting, the Committee granted stock options to each of the Executive Officers and to 299 other key employees with an exercise price equal to the market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year period has elapsed.

At the same meeting, the Committee granted performance share units which provide the Executive Officers and other recipients the opportunity to earn awards (that will be paid one half in cash and one half in shares of the Corporation's Common Stock) during the first quarter of 2000. The number of performance share units actually earned by recipients is based on criteria approved by stockholders at their May 1995 Annual Meeting -- specifically, the Corporation's three-year (i.e., 1997-1999) average Return on Average Invested Capital, three-year average Operating Ratio and three-year Total Return to Stockholders, evaluated relative to performance measures established by the Committee and set out in the schedules below. One third of the performance share units granted in 1997 are available to be earned based on each of the three following performance criteria.

  TOTAL STOCKHOLDER RETURN
     ("TSR") VS. S&P 500
----------------------------------

 RETURN ON AVERAGE INVESTED
      CAPITAL ("ROAIC")

                 PERCENTAGE OF
  THREE-YEAR      PERFORMANCE
  AVERAGE TSR     SHARE UNITS
  VS. S&P 500       EARNED
----------------------------------

90th percentile       100%
     80th              90%
     70th              85%
     60th              80%
     50th              75%
     40th              50%
     30th              30%
25th and below          0%

               PERCENTAGE OF
 THREE-YEAR     PERFORMANCE
   AVERAGE      SHARE UNITS
    ROAIC         EARNED

       20%                100%
       19%                 90%
       18%                 80%
       17%                 70%
       16%                 60%
       15%                 50%
       14%                 40%
       13%                 20%
 Below 13%                  0%

                                  OPERATING RATIO ("OPR")
                 -------------------------------------------------------------
                                                                 PERCENTAGE OF
                 THREE-                                           PERFORMANCE
                 YEAR NS                                          SHARE UNITS
               AVERAGE OPR                                          EARNED
                 -------------------------------------------------------------
                  70%                                                 100%
                  75%                                                  75%
                  80%                                                  50%
                  85%                                                  25%
               Above 85%                                                0%


  All stock options granted in 1997 to Executive Officers were subject to the following terms: For the first five (5) years following the date stock options are granted, the Corporation credits dividend equivalents on unexercised options to a separate memorandum account maintained for each Executive Officer, and -- based on the fair market value of the Corporation's Common Stock on the dividend payment date -- the dollar amount of that dividend equivalent is converted into Deferred Stock Units (one such unit is equal in value to one share of Common Stock). The value of such Deferred Stock Units is paid in cash to each Executive Officer based on the then-fair market value of the Corporation's Common Stock on the earliest to occur of (a) the five-year anniversary of the date of the option grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); and (c) the officer's death, disability or retirement.

  All Executive Officers have entered into share retention agreements with the Corporation whereby they have agreed to have the Corporation hold shares of the Corporation's Common Stock actually earned pursuant to the performance share feature of the LTIP for a period of five years following the date such shares are earned.

  For 1997, Mr. Goode was granted options on 120,000 shares of Common Stock and the opportunity to earn up to 75,000 performance shares, and the other Executive Officers as a group were awarded options on a total of 144,000 shares of Common Stock and the opportunity to earn up to 96,000 performance shares; the number of options and performance shares granted has been adjusted in this report to give effect to the three-for-one stock split that was effective in September of 1997.

  In summary, the Committee believes that the compensation of Executive Officers is competitive with that of similar positions at comparable American corporations. More important, the Committee believes each Executive Officer's compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation's efficient use of assets, its profitability and the total returns to its stockholders.

  Regulations of the Securities and Exchange Commission require the Committee to report to stockholders on the Committee's policy concerning the Revenue Reconciliation Act of 1993 which amended Section 162 of the Internal Revenue Code regarding the deductibility of certain executive compensation over $1 million. Based on the requirements of this new legislation and on then-current interpretive regulations and transition rules, the Committee recommended to the Board, the Board approved and recommended to the stockholders, and at their 1995 Annual Meeting the stockholders approved, modifications to the LTIP and establishment of the Executive Management Incentive Plan (which was effective as of January 1, 1996, for certain Board-elected officers), all as more particularly described in the Corporation's 1995 Proxy Statement. The Committee will continue to seek to offer its Executive Officers and other personnel competitive compensation and to structure such compensation arrangements to entitle the Corporation to take appropriate related tax deductions.

                                              E. B. Leisenring, Jr., Chairman
                                              L. E. Coleman, Member
                                              T. M. Hahn, Jr., Member

                              PERFORMANCE GRAPH*

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock, the cumulative total return of the S&P Composite-500 Stock Price Index and the S&P Railroad Stock Price Index for the five-year period commencing December 31, 1992, and ending December 31, 1997.



                       [PERFORMANCE GRAPH APPEARS HERE]


Measurement Period                             S&P          S&P
(Fiscal Year Covered)        NSC               RAIL         500
---------------------        ---------------   ---------    ----------
Measurement Pt-12/31/1992    $100.00           $100.00      $100.00
FYE 12/31/1993               $118.38           $123.93      $110.04
FYE 12/31/1994               $104.8018         $106.8898    $111.4925
FYE 12/31/1995               $141.3672         $156.3795    $153.3468
FYE 12/31/1996               $160.9748         $185.7163    $188.5246
FYE 12/31/1997               $171.5991         $209.5809    $251.3975


*Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1992, and that all dividends were reinvested.

                  RATIFICATION OF APPOINTMENT OF INDEPENDENT
                              PUBLIC ACCOUNTANTS

  The Board of Directors, upon the recommendation of its Audit Committee, has appointed the firm of KPMG Peat Marwick LLP, independent public accountants, to audit the books, records and accounts of the Corporation for the year 1998. This firm has acted as auditors for the Corporation or its subsidiary, Norfolk and Western Railway Company, since 1969, and the Board of Directors recommends that its appointment be ratified by the stockholders.

  Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, actions such as the ratification of the appointment of auditors are approved, so long as a quorum exists, if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy, are not "cast" for this purpose.

  With respect to 1997, KPMG Peat Marwick LLP performed audit services which consisted of the annual audit of the consolidated financial statements of the Corporation and its subsidiaries, including annual reports of the Corporation to the stockholders and the Securities and Exchange Commission, audits of the financial statements of various subsidiaries, audits of the financial statements of various employee benefit plans, limited reviews of quarterly financial statements and review of internal controls not directly related to the audit of the financial statements. The firm also provided accounting and other services in connection with the Conrail transaction.

  All services rendered by KPMG Peat Marwick LLP to the Corporation in 1997 were approved in advance or ratified by the Audit Committee of the Board of Directors, and this Committee determined that none jeopardized the auditing firm's independence. (See the "Certain Relationships and Related Transactions" caption on page 11.) KPMG Peat Marwick LLP has represented to the Audit Committee that its fees are customary and that no agreement exists to limit current or future years' audit fees.

  Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they so desire and available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission and with the Corporation's Bylaws. Any such proposal for the 1999 Annual Meeting of Stockholders must comply with applicable regulations and be received by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219, as follows:

  to be eligible for inclusion in the Corporation's proxy statement and form of proxy, it must be received no later than December 2, 1998; or

  to be eligible to be presented from the floor for vote at the meeting (but not intended for inclusion in the Corporation's proxy materials), it must be received during the period that begins December 5, 1998, and ends February 13, 1999.

                                 OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than as noted in this paragraph and elsewhere in this Proxy Statement. Under applicable provisions of the Securities and Exchange Commission's Rule 14a-8, certain stockholder proposals are not included in this Proxy Statement; if one or more such proposals comes before the Annual Meeting for a vote, the holders of proxies solicited hereby intend to exercise their discretionary authority to vote against it or them. If any other matters come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the holders of such proxies.

                                          By order of the Board of Directors,
                                              DEZORA M. MARTIN,
                                              Corporate Secretary.

LOGO

                          NORFOLK SOUTHERN CORPORATION
              THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Gerald L. Baliles, David R. Goode or Harold
W. Pote, and each or any of them, proxy for the undersigned, with power of substitution, to vote with the same force and effect as the undersigned at the annual meeting of stockholders of Norfolk Southern Corporation to be held at the Conference Center, Williamsburg Lodge, South England Street, Williamsburg, Virginia, on Thursday, May 14, 1998, and any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated April 1, 1998, and to transact such other business, including the matter(s) noted under the caption "Other Matters" on the last page of that Proxy Statement, as properly may come before the meeting.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, AND FOR ITEM (2). THE PROXY HOLDERS HEREBY ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ALL OTHER MATTERS WHICH PROPERLY MAY COME BEFORE THE MEETING AND ANY ADJOURNMENTS, POSTPONEMENTS OR RESCHEDULINGS THEREOF.

                                                    NORFOLK SOUTHERN CORPORATION
                                                    P.O. Box 11145
(Continued, and to be MARKED, DATED AND SIGNED on theNew York, N.Y. 10203-0145
                     other side)

LOGO

     -----
     -----
PLEASE MARK BOXES  OR [X] IN BLUE OR BLACK INK.
           -
(1) Election of Directors
                    FOR all nominees listed below, except as marked to the contrary (see instruction). [_]
                                                 WITHHOLD AUTHORITY to vote
                                                 for all nominees listed
                                                 below.      [_]

 Term expiring 2001: L. E. Coleman, Landon Hilliard and Jane
 Margaret O'Brien
 Term expiring 1999: T. Marshall Hahn, Jr.

 INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST ABOVE.

(2) Ratification of the appointment of KPMG Peat Marwick LLP, independent public accountants. The Board of Directors recommends a vote FOR.
                                         FOR [_]     AGAINST [_]     ABSTAIN [_]
                                                           Address Change
                                                           and/or Comments-
                                                           Mark Here [_]

                                                    SIGN EXACTLY AS NAME
                                                    APPEARS HEREON. ATTORNEYS-
                                                    IN-FACT, EXECUTORS,
                                                    TRUSTEES, GUARDIANS,
                                                    CORPORATE OFFICERS, ETC.,
                                                    SHOULD GIVE FULL TITLE.



                                                    Dated:_______________, 1998

                                                    ___________________________
                                                            (SIGNATURE)
                                                    ___________________________
 PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY     (SIGNATURE)

                          NORFOLK SOUTHERN CORPORATION
              THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Gerald L. Baliles, David R. Goode or Harold
W. Pote, and each or any of them, proxy for the undersigned, with power of substitution, to vote with the same force and effect as the undersigned at the annual meeting of stockholders of Norfolk Southern Corporation to be held at the Conference Center, Williamsburg Lodge, South England Street, Williamsburg, Virginia, on Thursday, May 14, 1998, and any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated April 1, 1998, and to transact such other business, including the matter(s) noted under the caption "Other Matters" on the last page of that Proxy Statement, as properly may come before the meeting.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, AND FOR ITEM (2). THE PROXY HOLDERS HEREBY ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ALL OTHER MATTERS WHICH PROPERLY MAY COME BEFORE THE MEETING AND ANY ADJOURNMENTS, POSTPONEMENTS OR RESCHEDULINGS THEREOF.

       (Continued, and to be MARKED, DATED AND SIGNED on the other side)

                                    NORFOLK SOUTHERN CORPORATION
                                    P.O. BOX 11145
                                    NEW YORK, N.Y. 10203-0145

PLEASE MARK BOXES   OR [X] IN BLUE OR BLACK INK.


(1) Election of Directors
                   FOR ALL NOMINEES LISTED BELOW, EXCEPT
                                          X          WITHHOLD AUTHORITY TO
                                                     VOTE
                                                                      X
                   as marked to the contrary (see instruction).
                                                     for all nominees listed
                                                     below.
 Term expiring 2001: L. E. Coleman, Landon Hilliard and Jane Margaret O"Brien Term expiring 1999: T. Marshall Hahn, Jr.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST ABOVE.
FOR AGAINST
ABSTAIN
(2) Ratification of the appointment of KPMG Peat
 Marwick LLP, independent public accountants.
 The Board of Directors recommends a vote FOR.
   X       X       X                   X
    Address Change and/or
    Comments-Mark Here
Sign exactly as name appears hereon. Attorneys-in-fact, executors, trustees, guardians, corporate officers, etc., should give full title.

Dated: __________________________________________________________________ , 1998
________________________________________________________________________________
                                  (SIGNATURE)
________________________________________________________________________________
                                  (SIGNATURE)


--------------------------------------------------------------------------------
             PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY